UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 23, 2009

Green Plains Renewable Energy, Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

9420 Underwood, Ste. 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Executive Officer

     On November 30, 2009, Green Plains Renewable Energy, Inc. (the “Company”) announced the appointment of Jeffrey S. Briggs to serve as its Chief Operating Officer, effective on November 23, 2009.  Mr. Briggs will be responsible for all operations across the Company, including Agribusiness and Ethanol Production, and will report to Todd Becker, President and Chief Executive Officer.  Mr. Briggs will be paid a salary of $250,000 per year and is eligible to participate in the Company’s bonus program and any future compensation plans, as determined by the Company’s Compensation Committee.  On his hire date, Mr. Briggs received an award of 25,000 stock options which vest 25% on the grant date and 25% per year over the next three years.  In March 2010, as part of the Company’s annual bonus award process, he is expected to receive a grant of 25,000 shares of restricted stock, which vest 25% on the grant date and 25% per year over the next three years. Both grants are made under the Company’s 2009 Equity Incentive Plan.

     JEFFREY S. BRIGGS, 45, has been a consultant to Green Plains Renewable Energy, Inc. since July 2009. Prior to his consulting role, Mr. Briggs was Founder and General Partner of Frigate Capital, LLC, a registered investment advisor in Nebraska from 2004 through 2009. Prior to Frigate, Mr. Briggs spent 7 years at Valmont Industries, Inc. as President of the Coatings Division where he managed a 10 facility division with over 1,000 employees. Previous to that, Mr. Briggs was President/Owner of Electronic Plating Service, a manufacturing company in Los Angeles, California from 1995 through 1997. Mr. Briggs holds an MBA from the Harvard Graduate School of Business and a Bachelor of Science degree, summa cum laude, in Mechanical Engineering, Thermal and Power Systems from UCLA. Mr. Briggs served 5 years in the United States Navy as a Nuclear Submarine Officer.

     The news release announcing the appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	News Release, dated November 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2009	Green Plains Renewable Energy, Inc. By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)

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